Exhibit 99.1

Cathay General Bancorp Announces Retirement of Dunson K. Cheng and Appointment of Pin Tai as CEO and President

LOS ANGELES, Aug. 19, 2016 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), announced that Dunson K. Cheng has notified the Company of his intention to retire from his position as President and Chief Executive Officer ("CEO") of the Company and as CEO of Cathay Bank, effective September 30, 2016. Mr. Cheng will continue as Executive Chairman of the Company and of Cathay Bank.

In accordance with the Company's succession plan, the Boards of Directors of the Company and of Cathay Bank appointed Mr. Pin Tai as CEO and President of the Company and as CEO of Cathay Bank, and Mr. Cheng as Executive Chairman of the Company and of Cathay Bank, effective October 1, 2016. Mr. Tai is currently the President of Cathay Bank.

"It has been an honor and a privilege to have served and led the Company," Mr. Cheng said. "At the time I joined the Bank in 1982, Cathay was $192 million in asset size with two branches in Los Angeles. As of June 30, 2016, we are $13 billion strong in assets, with 59 branches across nine states in the U.S. and Hong Kong, as well as offices in Asia. It is time to pass the torch of leadership to a new generation of well-qualified colleagues. Pin has served in several key management roles during his 17-year tenure with Cathay. He was instrumental in the development of our East Coast footprint and, under his direction while serving as the Chief Lending Officer, our lending divisions have been enhanced to capture greater market share. He will continue Cathay's strong commitment to customer satisfaction and increasing stockholder value."

"I am humbled by this opportunity and excited to serve and lead the Company going forward," said Mr. Tai. "Dunson has done a tremendous job in positioning the Company for future growth, and I look forward to continuing to build on this strong foundation and disciplined corporate culture."

"The Board of Directors is very grateful for Dunson's leadership, dedication and years of unparalleled service to the Company," said Patrick S.D. Lee, the Company's Lead Director. "He has led the Company through numerous milestones, solidifying our institution in the marketplace. Dunson has also prepared Pin to undertake his new role and we look forward to working with Pin."

Dunson K. Cheng has led the Company and Cathay Bank for more than 30 years. He became a Director of Cathay Bank in 1982 and has been a Director of the Company since it was formed as a bank holding company in 1990. He joined the management team at Cathay Bank in 1984 and was named President in 1985. He has been the President of the Company since 1990, Chairman of the Boards of the Company and Cathay Bank since 1994, CEO of the Company and Cathay Bank since 2003, and President of Cathay Bank from 1985 until April 2015, when Mr. Tai assumed the position of President of Cathay Bank.

Under Mr. Cheng's leadership, the Company has experienced significant growth, which included establishing additional branches in California and elsewhere, the successful completion of nine mergers and acquisitions that expanded its geographic presence, the establishment of representative offices and a full-service branch in Asia, and the opening of its corporate center in El Monte, California. During Mr. Cheng's tenure, the organization was reorganized as a bank holding company in which the Company's stock became listed for trading on NASDAQ.

Pin Tai has been President and a Director of Cathay Bank since April 1, 2015. Mr. Tai joined Cathay Bank in 1999 as General Manager of New York Region. In 2006, he became Executive Vice President and the General Manager of Eastern Regions, and then became the Deputy Chief Lending Officer in 2010 and the Chief Lending Officer of Cathay Bank in 2013. Mr. Tai has over 34 years of banking experience. Prior to joining Cathay Bank, Mr. Tai worked at the Bank of China in its New York office and at Bank of America in Hong Kong and China.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of banking services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

Logo - http://photos.prnewswire.com/prnh/20140822/138939

CONTACT: Heng W. Chen, (626) 279-3652